EXHIBIT 10.2
                                                                    ------------


                              RESIGNATION AGREEMENT


         This Resignation Agreement (this "Agreement") by and among Cabletel Management, Inc., a Colorado corporation (the "Company"), Completel N.V., a Netherlands corporation ("Europe"), and Timothy A. Samples, a U.S. citizen and resident of the United Kingdom (the "Executive"), is dated May 17, 2002.

         WHEREAS, the Executive is employed by the Company as its Chief Executive Officer and the Company and Executive have entered into an Employment Agreement dated as of February 26, 2001 (the "Employment Agreement");

         WHEREAS, the Company provides management and consulting personnel to Europe;

         WHEREAS, the Executive has been seconded to Completel Headquarters UK Ltd., a company with limited liability organized under the laws of the United Kingdom ("Completel UK"), to serve in the capacity of Managing Director and Chief Executive Officer of Europe pursuant to a Secondment Agreement by and among the Company, the Executive and Completel UK (the "Secondment Agreement");

         WHEREAS, the Company and the Executive have entered into a Retention Agreement dated as of March 15, 2002 (the "Retention Agreement");

         WHEREAS, Europe granted the Executive an option to purchase 1,500,000 ordinary shares of Europe pursuant to an Option Agreement made as of March 14, 2001 (the "First Option Agreement");

         WHEREAS, the Company, Europe, Completel UK (together, the "Europe Group") and the Executive have agreed that, in light of Europe's restructuring, it is in the best interests of the Europe Group and the Executive for the Executive to resign from all positions held with the Europe Group, and they wish to set forth their mutual agreement as to the terms and conditions of such resignation and their mutual obligations;

         NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

         1. Resignation. Effective as of May 17, 2002 (the "Resignation Date"), the Executive hereby resigns from and shall cease to serve in any capacity (whether as an employee, director or managing director) for Europe and any of its affiliates or subsidiaries (Europe and all of its subsidiaries and affiliates are hereinafter referred to as the "Affiliated Entities").

         2. Cash Payments and Benefits.

         (a) The Executive shall receive a lump sum cash payment from the Company on May 17, 2002 in the amount of $US400,000 (the "Cash Payment"). The Cash Payment shall be transferred by the Company into such bank account of the Executive as the Executive shall direct.

         (b) On the Resignation Date, the Company shall provide the Executive with the opportunity to elect benefits continuation for the required continuation coverage under Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Internal Revenue Code of 1986, as amended (known as "COBRA" benefits). Consistent with COBRA, the Executive shall pay the cost of such benefits.

         (c) The Company shall pay the Executive an "ex gratia" payment of $US 25,000. Such payment shall be made on May 18, 2002 in the same manner as specified in Section 2(a) above.

         (d) All of the stock options granted to the Executive pursuant to the First Option Agreement shall become fully vested and exercisable on the Resignation Date. Such options shall expire one year after the Resignation Date.

         (e) Europe has granted the Executive an option under the Completel 2000 Stock Option Plan, as amended, to purchase 7,333,333 ordinary shares of Europe at an exercise price per share of 0.03 pursuant to the option agreement attached as Exhibit A hereto. Such option grant is conditional upon the occurrence of a Success (as defined in the Retention Agreement) and otherwise subject to the terms and conditions of the option agreement attached as Exhibit A.

         3. Executive's Covenants. The Executive acknowledges that, notwithstanding this Agreement, he will continue to be bound by Section 5 ("Confidentiality"), Section 6 ("Noncompetition") and Section 7 ("Nonsoliciation") of the Employment Agreement. The Executive further acknowledges that each Affiliated Entity shall be entitled to injunctive relief in respect of any breach or threatened breach of such provisions of the Employment Agreement. The Executive shall also make himself available to the Company following the Resignation Date to assist the Affiliated Entities, as may be requested by the Company at mutually convenient times and places, with respect to pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to matters that arose during the Executive's employment with the Company. The Company will reimburse the Executive for all reasonable expenses and costs he may incur as a result of providing assistance in this regard, upon receipt of proper documentation thereof.

         4. Mutual Nondisparagement.

         (a) The Executive shall not make, participate in the making of, or encourage any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of, or which are intended to embarrass or adversely affect the morale of, any of the Affiliated Entities or any of their respective present, former or future directors, officers, executives, employees and/or shareholders. The Executive further agrees not to make any negative statements, written or oral, relating to his employment, the termination of his employment or service, or any aspect of the business of the Affiliated Entities.

         (b) The Affiliate Entities shall not make, participate in the making of, or encourage any employees or any other person to make, any statements, written or oral, which criticize, disparage, or defame the reputation of, or which are intended to embarrass, the Executive.

         (c) Notwithstanding the foregoing, nothing in this Section 4 shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or legal process.

         5. Release.

         (a) The Executive on behalf of himself and his agents, assignees, attorneys, heirs and executors (the "Executive Releasors") agrees to and does hereby forever release the Company, any Affiliated Entities, and their past and present parents, subsidiaries, and present and former employees, officers, directors, shareholders, agents, successors and assigns of any of them (collectively, the "Company Releasees") from all claims, demands, causes of action, controversies, agreements, promises and remedies, of any type which the Executive may have as of the date hereof, whether known or unknown, in connection with or in relationship to the Executive's capacity as an employee, officer or director of any of the Company Releasees, and the termination of any such capacity, other than with respect to the rights expressly preserved herein.

         (b) The Executive expressly waives any and all rights under any applicable law with respect to claims that he does not know or suspect to exist in his favor at the time of executing this release, even though if known by him, such claims must have materially affected this Agreement and his settlement hereunder.

         (c) Nothing herein shall be deemed to release the Company Releasees in respect of the Executive's rights (i) under this Agreement, (ii) under the First Option Agreement, (iii) under the Option Agreement attached as Exhibit A hereto, (iv) to indemnification in respect of his service as a director or officer of any of the Affiliated Entities, (v) to any accrued employee benefits, (vi) to reimbursement of business expenses in accordance with Company policy, and (vii) under the Federal Age Discrimination in Employment Act.

         (d) The Executive, on behalf of himself and the Executive Releasors, promises never to file a lawsuit or arbitration asserting any claim released hereunder. If the Executive files a lawsuit or arbitration against the Company Releasees based on any claim released hereunder, he agrees to pay for all costs incurred by the Company Releasees, including reasonable attorney's fees, in defending against such claim.

         (e) The Company, on behalf of itself and any Affiliated Entities and their past and present parents and subsidiaries (the "Company Releasors"), agree to forever release the Executive and his family, estate, agents, attorneys, heirs, executors, successors and assigns (the "Executive Releasees") from any and all claims, demands, causes of action, controversies, agreements, promises and remedies, in connection with or in relationship to the Executive's capacity as an employee, officer or director of any of the Company Releasors which they may have as of the date hereof, whether known or unknown, other than with respect to the rights expressly preserved herein.

         (f The Company, on behalf of itself and the Company Releasors, expressly waives any and all rights under any applicable law with respect to claims that it does not know or suspect to exist in its favor at the time of executing this release, even though if known by it, such claims must have materially affected its settlement with the Executive and this Agreement.

         (g) Notwithstanding the foregoing, nothing herein shall be deemed to release the Executive Releasees in respect of the Company Releasors' rights under (i) this Agreement, (ii) the First Option Agreement, (iii) the Option Agreement attached as Exhibit A hereto or (iv) Sections 5, 6 or 7 of the Employment Agreement.

         (h) The Company, on behalf of itself and the Company Releasors, promises never to file a lawsuit or arbitration asserting any claim released hereunder. If the Company or any Company Releasor files a lawsuit or arbitration against the Executive Releasees based on any claim released hereunder, the Company agrees to pay for all costs incurred by the Executive Releasees, including reasonable attorney's fees, in defending against such claim.

         6. Entire Agreement; Other Benefits. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes in its entirety all prior agreements (including, without limitation (except as specifically excepted herein) the Employment Agreement, the Retention Agreement and the Secondment Agreement), promises, covenants, arrangements, communications, representations or warranties, whether written or oral, by any party hereto or any representative of either party hereto. Without limiting the generality of the foregoing, the Executive expressly acknowledges and agrees that except as specifically set forth in this Agreement, he is not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from any of the Affiliated Entities.

         7. Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon each Affiliated Entity and its successors.

         8. Amendment. This Agreement may be amended, modified or changed only by a written instrument executed by the parties hereto.

         9. Governing Law; Consent to Suit.

         (a) If the Executive shall reside in the United States, this Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without reference to principles of conflict of laws. If the Executive shall reside in the United Kingdom, this Agreement shall be governed by and construed in accordance with the laws of England without reference to principles of conflict of laws.

         (b) The parties hereto irrevocably consent to jurisdiction in the courts of the state of Colorado for resolution of any claim or dispute arising hereunder, and such shall be the exclusive forum for the resolution of such claim or dispute.

         10. Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

         11. Notices. All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

                If to the Executive:

                59 Frognal Street
                London, England
                NW3 6YA

                If to the Company:

                6300 S. Syracuse Way
                Suite 320
                Englewood, Colorado
                80111
                Attention:  Controller


                With a copy to:

                COMPLETEL EUROPE N.V.
                9-11 alle de l'Arche
                92671 Courbevoie
                CEDEX France
                Attention:  Marie Laure Weisberg
                Telecopy: +33 1 72 92 20 01


or to such other address as the parties hereto shall have furnished to the others in writing in accordance herewith.

         12. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

         13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.



                                   --------------------------------
                                   Tim Samples


                                   CABLETEL MANAGEMENT, INC.

                                   By: _____________________________
                                       Name:
                                       Title:

                                   COMPLETEL N.V.

                                  By: _____________________________
                                       Name:
                                       Title: